UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2019

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38147	82-1954058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 CONSOL Energy Drive, Suite 100

Canonsburg, Pennsylvania 15317

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(724) 416-8300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Facility

On March 28, 2019, CONSOL Energy Inc. (the “Company”) entered into an Amendment No. 1 (the “Amendment”) to its Credit Agreement, dated as of November 28, 2017, among the Company, the various financial institutions from time to time party thereto, PNC Bank, National Association (“PNC Bank”), as administrative agent for the Revolving Lenders and Term A Lenders, Citibank, N.A., as administrative agent for the Term B Lenders, and PNC Bank, as collateral agent for the Lenders and the other Secured Parties referred to therein (the “Original Credit Agreement”).    The Amendment included several material changes to the Original Credit Agreement described below.

Changes in Principal Amount. The Amendment increased the borrowing commitment of the revolving credit facility to up to $400 million (the “Revolving Credit Facility”). In addition, the Amendment reallocated the principal amounts outstanding under the Term Loan Facility A (the “TLA Facility”) and the Term Loan Facility B (the “TLB Facility,” and collectively with the Revolving Credit Facility, the TLA Facility and the TLB Facility, the “Senior Secured Credit Facilities”). As a result, the principal amount outstanding under the TLA Facility is now $100 million and the principal amount outstanding under the TLB Facility is now $275 million.

Changes in Interest Rates. The Amendment also effected a reduction in the rate at which borrowings under the Senior Secured Credit Facilities bear interest. Under the Original Credit Agreement, the Senior Secured Credit Facilities bore interest at a floating rate which was, at the Company’s option, either (i) LIBOR plus an applicable margin or (ii) an alternate base rate plus an applicable margin. The Amendment reduces the amount of the applicable margin by 50 basis points on each of the Revolving Credit Facility and the TLA Facility and by 150 basis points on the TLB Facility.

Changes in Maturity Dates. The Amendment also extended the maturity dates of the Senior Secured Credit Facilities, extending the Revolving Credit Facility and the TLA Facility maturity date from November 28, 2021 to March 28, 2023 and the TLB Facility maturity date from November 28, 2022 to September 28, 2024.

Covenants. The Senior Secured Credit Facilities, as amended by the Amendment, continue to contain a number of customary affirmative covenants. In addition, the Senior Secured Credit Facilities contain a number of negative covenants, that, subject to certain exceptions, include limitations on (among other things): indebtedness, liens, investments, restricted payments, and prepayments of junior indebtedness. The Revolving Credit Facility and TLA Facility, in each case as amended by the Amendment, also continue to include financial covenants, including (i) a maximum first lien gross leverage ratio, (ii) a maximum total net leverage ratio and (iii) a minimum fixed charge coverage ratio. The Amendment reduced the mandatory annual excess cash flow sweep under the TLB Facility by 25%. In addition, the Amendment expanded the covenants relating to capital leases, general investments, joint venture investments and annual share repurchase baskets. The Amendment also amended the restricted payments covenant to permit up to a $50,000,000 annual dividend.

The description of the Amendment set forth above is not complete and is subject to and qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed herewith as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Amendment to Partnership Credit Facility

On March 28, 2019, CONSOL Coal Resources LP and certain of its subsidiaries (collectively, the “Credit Parties”) entered into that certain Amendment No. 1 (the “Partnership Credit Facility Amendment”) to the previously disclosed Affiliated Company Credit Agreement (the “Original Affiliated Company Credit Agreement”) by and among the Credit Parties, the Company, as lender and administrative agent, and PNC Bank. The Partnership Credit Facility Amendment amends the Original Affiliated Company Credit Agreement by extending the maturity date from February 27, 2023 to December 28, 2024.

The description set forth above is not complete and is subject to and qualified in its entirety by reference to the complete text of the Partnership Credit Facility Amendment, a copy of which is filed herewith as Exhibit 10.2 and the terms of which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.

The response to Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 8.01 Other Events.

On March 29, 2019, the Company issued a press release announcing the amendment to the Senior Secured Credit Facilities and to the Original Affiliated Company Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1, dated as of March 28, 2019, to Credit Agreement, dated as of November 28, 2017, among the Company, the various financial institutions from time to time party thereto, PNC Bank, N.A., as administrative agent for the Revolving Lenders and Term A Lenders, Citibank, N.A., as administrative agent for the Term B Lenders and PNC Bank, N.A., as collateral agent for the Lenders and the other Secured Parties referred to therein
10.2	Amendment No. 1, dated as of March 28, 2019, to Affiliated Company Credit Agreement, dated November 28, 2017, by and among CONSOL Coal Resources LP, certain of its affiliates party thereto, CONSOL Energy Inc. and PNC Bank, National Association
99.1	Press release of CONSOL Energy Inc. dated March 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL Energy Inc. (Registrant)

By:	/s/ Martha A. Wiegand
Martha A. Wiegand
General Counsel and Secretary

Dated: April 3, 2019